Exhibit 10.26
UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION
SECURITIES ACT OF 1933
Release No.
SECURITIES EXCHANGE ACT OF 1934
Release No.
INVESTMENT ADVISERS ACT OF 1940
Release No.
INVESTMENT COMPANY ACT OF 1940
Release No.
ADMINISTRATIVE PROCEEDING
File No.

In the Matter of HARTFORD INVESTMENT FINANCIAL SERVICES, LLC, HL INVESTMENT ADVISORS, LLC, AND HARTFORD SECURITIES DISTRIBUTION COMPANY, INC., Respondents.	ORDER INSTITUTING ADMINISTRATIVE AND CEASE-AND-DESIST PROCEEDINGS, MAKING FINDINGS, AND IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER PURSUANT TO SECTION 8A OF THE SECURITIES ACT OF 1933, SECTION 15(b) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTIONS 203(e) AND 203(k) OF THE INVESTMENT ADVISERS ACT OF 1940, AND SECTIONS 9(b) AND 9(f) OF THE INVESTMENT COMPANY ACT of 1940
I.
     The Securities and Exchange Commission (“Commission”) deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted against: (1) Hartford Investment Financial Services, LLC (“Hartford Investment”) pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), Section 15(b) of the Securities Exchange Act of 1934 (“Exchange Act”), Sections 203(e) and 203(k) of the Investment

Advisers Act of 1940 (“Advisers Act”) and Sections 9(b) and 9(f) of the Investment Company Act of 1940 (“Investment Company Act”); (2) HL Investment Advisors, LLC (“HL Advisors”) pursuant to Section 8A of the Securities Act, Sections 203(e) and 203(k) of the Advisers Act and Sections 9(b) and 9(f) of the Investment Company Act; and (3) Hartford Securities Distribution Company, Inc. (“Hartford Distribution”) pursuant to Section 8A of the Securities Act, Section 15(b) of the Exchange Act, Section 203(k) of the Advisers Act and Sections 9(b) and 9(f) of the Investment Company Act.
II.
     In anticipation of the institution of these proceedings, the Respondents have submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, Respondents consent to the entry of this Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order Pursuant to Section 8A of the Securities Act of 1933, Section 15(b) of the Securities Exchange Act of 1934, Sections 203(e) and 203(k) of the Investment Advisers Act of 1940, and Sections 9(b) and 9(f) of the Investment Company Act of 1940 (“Order”), as set forth below.
III.
     On the basis of this Order and Respondents’ Offer, the Commission finds 1 that:
Respondents
     1. Hartford Investment Financial Services, LLC is a Delaware limited liability company located in Simsbury, Connecticut. It has been registered as both an investment adviser and broker-dealer with the Commission since 1997. Hartford Investment is the investment adviser, distributor and underwriter for the 51 Hartford retail mutual funds; 44 of which are series of the Hartford Mutual Funds, Inc. and 7 of which are series of The Hartford Mutual Funds II, Inc. (collectively the “Retail Funds”). Hartford Investment is responsible for managing the investment activities of the Retail Funds either directly or through subadvisers it selects. As of June 30, 2005, Hartford Investment managed approximately $26.7 billion in assets.
     2. HL Investment Advisors, LLC is a Connecticut limited liability company located in Simsbury, Connecticut. It has been registered as an investment adviser with the Commission since 1986. HL Advisors is the investment adviser for the 36 funds supporting Hartford’s variable and fixed annuity products; 26 of which are series of the Hartford HLS Series Funds, Inc. and 10 of which are series of the Hartford HLS Series Funds II, Inc. (collectively the “HLS Funds”).

[1]	The findings herein are made pursuant to Respondents’ Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

These two series funds constitute the only investment options underlying the variable annuities and variable insurance products. HL Advisors is responsible for managing the investment activities of the Hartford HLS Funds either directly or through subadvisers it selects. As of June 30, 2005, HL Advisors managed approximately $58.8 billion in assets.
     3. Hartford Securities Distribution Company, Inc. is a Connecticut corporation located in Simsbury, Connecticut. Hartford Distribution has been registered as a broker-dealer with the Commission since 1995. Hartford Distribution is the distributor and underwriter for the HLS Funds and group and registered annuity products. Prior to November 1, 1998, Hartford Distribution also served as the distributor and underwriter for the Retail Funds, after which Hartford Investment replaced Hartford Distribution in that role.
Other Relevant Entity
     4. Hartford Life, Inc. (“Hartford Life”) is a Delaware corporation located in Simsbury, Connecticut and is the parent company to Hartford Investment, HL Advisors, and Hartford Distribution, among others. The Respondents are operated by many of the same officers and employees. They also share finance, legal and administrative functions. As a result, each Respondent knew of the role the others played with respect to shelf space and directed brokerage. Hartford Financial Services Group, Inc. (“Hartford”) is the parent company to Hartford Life. Hartford is one of the nation’s largest financial services and insurance companies, with 2004 revenues of $22.7 billion. As of September 30, 2005, Hartford had total assets of $280.5 billion. The financial information of Hartford Investment, HL Advisors, and Hartford Distribution is incorporated in the consolidated financial statements of Hartford Life, which, in turn, is incorporated in the consolidated financial statements of Hartford.
Overview
     5. Between 2000 and 2003, Hartford offered and sold more than 20 million shares of the Retail Funds and 44 million shares of the HLS Funds.
     6. From at least January 2000 through December 2003, Hartford Investment and HL Advisors, with Hartford Distribution’s knowledge, made material misrepresentations and omitted to state material facts to the Retail and HLS Funds’ (collectively the “Funds”) shareholders and Boards of Directors relating to their use of $51 million of Fund assets in the form of directed brokerage commissions to satisfy financial obligations to certain broker-dealers for the marketing and distribution of the Retail and HLS Funds.
Hartford Investment and Hartford Distribution Entered into Financial Arrangements with Broker-Dealers for Shelf Space
     7. From at least January 2000 through December 2003, Hartford Investment and Hartford Distribution, with the knowledge and approval of HL Advisors, negotiated and entered into revenue sharing agreements with 73 broker-dealers as a quid pro quo for special marketing and distribution benefits for the Retail Funds and the HLS Funds, respectively.

     8. Specifically, Hartford Investment and Hartford Distribution typically agreed to remunerate broker-dealers for the special marketing and distribution benefits based on either a specific percentage of gross sales of the Retail and HLS Funds or the value of Hartford Fund shares held by the broker-dealers’ customers for more than one year (“aged assets”), or, in some cases, both.
     9. The special marketing and distribution benefits that Hartford Investment, HL Advisors and Hartford Distribution received were referred to as “shelf space” and included: inclusion of the Funds on the broker-dealers’ “preferred list” of mutual funds; participation in the broker-dealers’ national and regional conferences which were held to educate and train registered representatives regarding the Retail and HLS Funds; access to the broker-dealers’ sales force; links to Hartford’s website from the broker-dealers’ websites; and articles in the broker-dealers’ publications highlighting new products and services.
     10. The purpose behind these special marketing and distribution benefits was to incentivize broker-dealers to increase sales of the Retail and HLS Funds. Fund families that did not enter into shelf space arrangements typically did not receive these benefits. As the Funds’ advisers, Hartford Investment and HL Advisors benefited from these special benefits because an increase in sales of Funds resulted in an increase in the investment management fee Hartford Investment and HL Advisors received. Likewise, as the Funds’ distributors and underwriters, Hartford Investment and Hartford Distribution benefited because as sales of the Retail and HLS Funds increased, so did the amount of sales charges they received.
Hartford Investment and HL Advisors Represented in the Retail and HLS Funds’ Public
Filings That the Shelf Space Arrangements Were Not Paid For By Shareholders
     11. The Retail and HLS Funds provided prospectuses and statements of additional information (“SAI”) to Fund shareholders. Hartford Investment and HL Advisors prepared and distributed the Retail and HLS Funds’ prospectuses and SAIs, and thus were responsible for ensuring that they were accurate.
     12. Hartford Investment and HL Advisors made some disclosure of shelf space payments, but misrepresented that the shelf space was not paid for by shareholders. Specifically, Hartford Investment disclosed in its Retail Funds prospectuses that:
ADDITIONAL COMPENSATION TO BROKERS: In addition to the commissions described above, the distributor pays additional compensation to dealers based on a number of factors described in the fund’s statement of additional information. This additional compensation is not paid by you. [emphasis added]
     13. Similarly, both the Retail and HLS Funds’ SAI misrepresented that shareholders do not pay for shelf space. Specifically, the SAIs represented that Hartford Investment, Hartford

Distribution and their affiliates pay, “out of their own assets,” compensation to brokers-dealers for shelf space.
     14. Contrary to those representations, Hartford Investment and Hartford Distribution often used the brokerage commissions generated by the Retail and HLS Funds portfolio transactions, which are assets of the Funds and their shareholders, to meet their financial obligations under the shelf space arrangements.
Hartford Investment and HL Advisors Used Directed Brokerage Commissions to
Satisfy Hartford Investment and Hartford Distribution’s Obligations
Under the Shelf Space Arrangements
     15. As part of their normal operations, the Retail and HLS Funds bought and sold securities through broker-dealers. Hartford Investment and HL Advisors retained an unaffiliated subadviser to, among other things, select broker-dealers to execute these transactions. Hartford Investment and HL Advisors, as the investment advisers for the Retail Funds and HLS Funds, respectively, paid commissions out of the Funds’ assets to those broker-dealers for the portfolio transactions that they executed. As such, the assets used to pay these directed brokerage commissions were assets of the Funds.
     16. Hartford Investment and HL Advisors used directed brokerage to meet Hartford Investment and Hartford Distribution’s obligations under the shelf space arrangements. Had these obligations been satisfied with cash payments, those cash payments would have come from Hartford Life and its affiliates’ assets. In order to reduce Hartford Life and its affiliates’ expenses, officers of Hartford Investment and Hartford Distribution instructed their staff that it was their preference to satisfy the financial obligations under the shelf space arrangements by directing brokerage commissions to broker-dealers rather than paying in cash. In fact, between January 2000 and December 2003, Hartford Investment and Hartford Distribution successfully negotiated with at least 61 of the 73 broker-dealers with which they had shelf space arrangements the right to satisfy at least a portion of their financial obligations by directing a certain amount of portfolio transactions to those broker-dealers.
     17. Hartford Investment and Hartford Distribution frequently calculated the amount of brokerage commissions to direct to a broker-dealer by projecting the sales of that particular broker-dealer for the next year and then multiplying an agreed upon percentage. The resulting dollar amount represented the amount of brokerage that Hartford Investment or HL Advisors would be required to direct to that broker-dealer to satisfy Hartford Investment and Hartford Distribution’s financial obligations under the shelf space arrangements.
     18. When Hartford Investment and HL Advisors used directed brokerage instead of cash to meet Hartford Investment and Hartford Distribution’s obligations under the shelf space arrangements, they were often required to “gross up,” or direct additional brokerage commissions to the broker-dealer above the agreed-upon cash amount, to cover the transaction costs associated with executing the fund portfolio transactions. Thus, Hartford Investment and HL Advisors had to

direct an average of 1.3 times the amount of brokerage commissions that it would have paid in cash to satisfy an equivalent amount of their obligation under their shelf space arrangements.
     19. Hartford Investment and Hartford Distribution treated the shelf space arrangements as payment obligations. They continually tracked the amount of brokerage commissions directed to broker-dealers so that they knew whether they were satisfying the terms of the shelf space arrangements. Hartford Investment and Hartford Distribution also received requests for payment from some of the broker-dealers that reflected the amount of directed brokerage that was due under the shelf space arrangements.
     20. In addition, on several occasions Hartford Investment and HL Advisors adjusted the total amount of brokerage commissions that they directed to broker-dealers when sales of the Retail and HLS Funds by the broker-dealers were higher than projected and the amount previously directed would not satisfy Hartford Investment and Hartford Distribution’s financial obligations under their shelf space arrangements.
     21. Between January 2000 and December 2003, Hartford Investment and HL Advisors instructed the Retail and HLS Funds’ subadviser to direct brokerage commissions totaling $51 million to broker-dealers to satisfy Hartford Investment and Hartford Distribution’s quid pro quo shelf space obligations.
Hartford Investment and HL Advisors Omitted to State Material Facts to the
Retail and HLS Funds’ Shareholders Regarding the Use of Directed Brokerage
     22. Hartford Investment and HL Advisors also omitted to state additional material facts to shareholders regarding the use of directed brokerage. Specifically, the Retail Funds’ SAI and the HLS Funds’ prospectus stated that they may direct brokerage commissions to broker-dealers who also sold shares of the Retail and HLS Funds. These representations were misleading.
     23. Hartford Investment and HL Advisors did not merely direct fund portfolio transactions to broker-dealers in recognition of Fund shares sold by them. In fact, each year Hartford Investment and Hartford Distribution calculated their financial obligations to certain broker-dealers under the negotiated shelf space arrangements that Hartford Investment and Hartford Distribution had with these broker-dealers and directed the Funds’ brokerage commissions to meet their obligations under those arrangements.
Hartford Investment and HL Advisors Did Not Follow Their
Own Guidelines for Use of Directed Brokerage
     24. During the relevant period, Hartford Investment, HL Advisors and Hartford Distribution had written guidelines relating to the direction of brokerage commissions to broker-dealers. They violated these guidelines by directing the Retail and HLS Funds’ brokerage commissions to meet their financial obligations under the shelf space arrangements.

     25. Under these guidelines, Hartford Investment, HL Advisors and Hartford Distribution were prohibited, among other things, from directing brokerage to broker-dealers in recognition of marketing or referral arrangements that would benefit them; directing a specific percentage of brokerage commissions based on the broker-dealer’s future sale or promised future sale of shares of the Funds; and directing brokerage to a broker-dealer in exchange for placement of the Funds on a preferred list. However, with respect to the shelf space arrangements discussed above, Hartford Investment, HL Advisors and Hartford Distribution in fact benefited from the increased sales in the form of increased management fees and/or sales charges; they routinely agreed to direct brokerage to a broker-dealer based on anticipated future sales of the Funds; and Hartford Investment and Hartford Distribution specifically negotiated shelf space arrangements in order for the Funds to be placed on broker-dealers’ preferred lists and, in many cases, were included on a preferred list.
Hartford Investment, HL Advisors and Hartford Distribution Failed to Disclose the Use
of Fund Assets to the Retail and HLS Funds’ Boards
     26. Despite their duty to do so, Hartford Investment and HL Advisors failed to disclose to the Retail and HLS Funds’ Boards of Directors (“Boards”) that Hartford Investment and Hartford Distribution had entered into shelf space arrangements and that they were meeting their financial obligations under those arrangements by directing brokerage commissions to broker-dealers which, in turn, gave rise to a conflict of interest.
     27. Hartford Investment and HL Advisors, as fiduciaries, owed a duty to the Boards to tell them about the existence and details of the shelf space arrangements. However, Hartford Investment and HL Advisors failed to communicate to the Boards that Hartford Investment and Hartford Distribution negotiated with at least 61 broker-dealers from 2000 to 2003 to pay a specific percentage of gross sales and/or aged assets for special marketing and distribution services.
     28. Likewise, Hartford Investment and HL Advisors failed to inform the Boards that Hartford Investment and Hartford Distribution negotiated the right to satisfy their financial obligations under the shelf space arrangements with directed brokerage paid with Fund assets rather than cash out of Hartford Life and its affiliates’ assets.
     29. During the relevant period, Hartford Distribution was required, pursuant to the Principal Underwriting Agreement that it executed with the Funds, to inform the Boards that it negotiated shelf space arrangements with broker-dealers and that under those arrangements it could satisfy its financial obligation with directed brokerage commissions paid from Fund assets instead of cash from Hartford’s assets, yet failed to do so. Moreover, Hartford Distribution knew that neither Hartford Investment nor HL Advisors informed the Boards of that practice.
     30. As a result, the Boards were not aware of and did not authorize Hartford Investment and Hartford Distribution’s use of directed brokerage to satisfy their financial obligations under their shelf space arrangements. Furthermore, Hartford Investment and HL Advisors deprived the Boards of the opportunity to exercise their independent judgment to decide how to use fund assets in accordance with the best interests of the Retail and HLS Funds’ shareholders.

Violations
     31. Sections 17(a)(2) and 17(a)(3) of the Securities Act generally prohibit any person, in the offer or sale of securities, from making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or engaging in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon the purchaser.
     32. Section 206(2) of the Advisers Act prohibits an investment adviser from engaging in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client.
     33. Section 34(b) of the Investment Company Act prohibits any person from making any untrue statement of a material fact, or omitting to state any fact necessary in order to prevent the statements made therein, in the light of the circumstances under which they were made, from being materially misleading, in any registration statement, application, report, account, record, or other document filed or transmitted pursuant to the Investment Company Act.
     34. As a result of the conduct described above,
a.	Hartford Investment and HL Advisors willfully [2] violated Sections 17(a)(2) and 17(a)(3) of the Securities Act, Section 206(2) of the Advisers Act and Section 34(b) of the Investment Company Act.

b.	Hartford Distribution caused and willfully aided and abetted Hartford Investment and HL Advisors’ violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 206(2) the Advisers Act.
Undertakings
     35. The Respondents have voluntarily undertaken the following:
a.	The Respondents formed a Disclosure Review Committee designed to ensure that prospectus and SAI disclosures for investment products are accurate, appropriate, timely and, where appropriate, consistent. The Committee includes senior business leaders, compliance officers and attorneys.

[2]	“Willfully” as used in this Order means intentionally committing the act which constitutes the violation, Cf. Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000); Tager v. SEC, 344 F.2d 5, 8 (2d Cir. 1965).

b.	The Respondents have appointed a senior level employee to implement the following written policies and procedures:
i.	all revenue sharing arrangements relating to the sale of fund shares must be in writing and in a form approved by the chief legal officer of Hartford Life or his delegate.

ii.	all revenue sharing arrangements relating to the sale of variable annuities offering investment in Hartford Separate Accounts that invest in the Hartford HLS Funds must be in writing and in a form approved by Hartford Life’s chief legal officer or his delegate.
     36. The Respondents agree to undertake the following:
a.	Within 90 days of the entry of the Order, the Respondents shall appoint a senior level employee who shall be responsible for the following:
i.	oversight over compliance matters related to: preventing and detecting conflicts of interests related to the Investment Products Division’s lines of businesses; breaches of fiduciary duty by the Respondents; violations of the federal securities laws by the Respondents; and the creation and maintenance of policies, procedures and/or guidelines relating to the compliance matters listed in this paragraph.

ii.	procedures designed to ensure that when the Respondents, or any subadviser retained by the Respondents, place trades with a broker-dealer that also sells Retail and HLS Funds shares, the person responsible for selecting such broker-dealer is not informed by Respondents of, and does not take into account, the broker-dealer’s promotion or sale of Retail and HLS Funds shares.
b.	The Respondents will annually submit, for review and approval by the Retail and HLS Funds’ Boards, any changes in the disclosures that the Funds will include in the Funds’ prospectuses and SAIs about payments made by Respondents, or any of their affiliates, to broker-dealers or other intermediaries relating to the sale of the Retail and HLS Funds shares in addition to dealer concessions, shareholder servicing payments, and payments for services that the Respondents, or any of their affiliates, otherwise would provide, such as sub-accounting. The disclosures shall state whether such payments are intended to compensate broker-dealers for various services, including, without limitation, placement on the broker-dealers’ preferred or recommended fund list, education of personnel, marketing support and other specified services.

c.	The Respondents will make annual presentations to the Compliance Committee for the Retail and HLS Funds’ Boards which shall include an overview of its revenue sharing arrangements and policies, any material changes to such policies, the number and types of such arrangements, the types of services received, the identity of participating broker-dealers and the total dollar amounts paid.

d.	Within 90 days of the entry of the Order, the Respondents shall establish an Internal Compliance Controls Committee to be chaired by the Vice President, Securities Compliance of Hartford Life, which Committee shall have as its members senior business leaders from the Investment Products Division, at least one member of Hartford Life’s legal department and at least one member of the Disclosure Review Committee.

e.	Notice of all meetings of the Internal Compliance Controls Committee shall be given to the outside independent counsel of the Retail and HLS Funds’ Boards, to the extent that such meetings relate to the Retail and HLS Funds.

f.	The Internal Compliance Controls Committee shall review compliance issues relating to the Investment Products Division’s lines of businesses, endeavor to develop solutions to those issues as they may arise from time to time, and oversee implementation of those solutions. The Internal Compliance Controls Committee shall provide reports on internal compliance matters relevant to the Retail and HLS Funds to the Retail and HLS Funds’ Boards with such frequency as they may reasonably instruct, and in any event at least quarterly. The Internal Compliance Controls Committee shall also provide reports on internal compliance matters relevant to all other products within the Investment Products Division to Hartford Life’s Board with such frequency as it may reasonably instruct, and in any event at least quarterly.

g.	The Internal Compliance Controls Committee shall review at least annually the Investment Products Division’s policies and procedures established to address compliance issues under the Investment Advisers Act, Investment Company Act and any other applicable federal securities laws and that any violations are reported to the Internal Compliance Controls Committee and shall document that review.

h.	The Internal Compliance Controls Committee shall promptly report to Hartford Life’s Board or the Retail or HLS Funds’ Boards, whichever is appropriate, any breach of fiduciary duty owed to Hartford Life’s Board and/or violations of the federal securities laws of which the Internal Compliance Controls Committee becomes aware in the course of carrying out its duties.

i.	All employees of the Investment Products Division of Hartford Life shall be required to receive annual compliance training relating to business ethics and disclosure obligations jointly planned by the Internal Compliance Controls Committee and Hartford Life’s legal department.

j.	One year from the entry of this Order, the Respondents shall submit an affidavit to the Commission staff attesting to their compliance with the undertakings described in the Order.
     37. For good cause shown, the Commission’s staff may extend any of the procedural dates set forth above.
IV.
     In view of the foregoing, the Commission deems it appropriate, in the public interest, and for the protection of investors to impose the sanctions specified in the Offer submitted by Hartford Investment, HL Advisors and Hartford Distribution.
     Accordingly, pursuant to Section 8A of the Securities Act, Section 15(b) of the Exchange Act, Sections 203(e) and 203(k) of the Advisers Act, and Sections 9(b) and 9(f) of the Investment Company Act, it is hereby ORDERED that:
     A. Hartford Investment, HL Advisors and Hartford Distribution are censured.
     B. Respondent Hartford Investment cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, Section 206(2) of the Advisers Act and Section 34(b) of the Investment Company Act.
     C. Respondent HL Advisors cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, Section 206(2) of the Advisers Act and Section 34(b) of the Investment Company Act.
     D. Respondent Hartford Distribution cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) and 17(a)(3) of the Securities Act and cease and desist from causing any violations and any future violations of Section 206(2) of the Advisers Act.
     E. The Respondents shall, within 30 days of the entry of this Order, pay disgorgement in the amount of $40 million and civil money penalties in the amount of $15 million, for which they shall be jointly and severally liable. The Respondents shall pay the entire $55 million to the affected Hartford Funds in the amounts described in Section IV.G.
     F. There shall be, pursuant to Section 308(a) of the Sarbanes-Oxley Act of 2002, a Fair Fund established for the funds described in Paragraph IV.E. Regardless of whether any such

Fair Fund distribution is made, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondents agree that they shall not, after offset or reduction in any Related Investor Action based on Respondents’ payment of disgorgement in this action, argue that they are entitled to, nor shall they further benefit by offset or reduction of any part of Respondents’ payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondents agree that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.
     G. The Respondents shall distribute the following amounts to the affected Hartford Funds listed below:

DISTRIBUTABLE
FUND:	AMOUNT:
Hartford Advisers Fund	$1,265,000
Hartford Capital Appreciation Fund	$5,181,000
Hartford Disciplined Equity Fund	$291,500
Hartford Dividend and Growth Fund	$1,017,500
Hartford Focus Fund	$192,500
Hartford Global Financial Services Fund	$5,500
Hartford Global Communications Fund	$5,500
Hartford Global Health Fund	$104,500
Hartford Global Leaders Fund	$1,914,000
Hartford Global Technology Fund	$22,000
Hartford Growth Fund	$154,000
Hartford Growth Opportunities Fund	$412,500
Hartford International Capital Appreciation Fund	$5,500
Hartford International Opportunities Fund	$27,500
Hartford MidCap Value Fund	$55,000
Hartford MidCap Fund	$2,458,500
Hartford Small Company Fund	$671,000
Hartford SmallCap Growth Fund	$38,500
Hartford Stock Fund	$1,567,500
Hartford Value Opportunities Fund	$16,500
Hartford Value Fund	$11,000
Hartford Advisers HLS Fund	$6,803,500
Hartford Capital Appreciation HLS Fund	$11,566,500

DISTRIBUTABLE
FUND:	AMOUNT:
Hartford Disciplined Equity HLS Fund	$500,500
Hartford Dividend and Growth HLS Fund	$3,855,500
Hartford Focus HLS Fund	$110,000
Hartford Global Communications HLS Fund	$11,000
Hartford Global Financial Services HLS Fund	$5,500
Hartford Global Health HLS Fund	$115,500
Hartford Global Leaders HLS Fund	$3,344,000
Hartford Global Technology HLS Fund	$88,000
Hartford Global Advisers HLS Fund	$572,000
Hartford Growth HLS Fund	$33,000
Hartford Growth Opportunities HLS Fund	$841,500
Hartford International Capital Appreciation HLS Fund	$11,000
Hartford International Opportunities HLS Fund	$313,500
Hartford International Small Company HLS Fund	$11,000
Hartford MidCap Value HLS Fund	$159,500
Hartford MidCap HLS Fund	$3,817,000
Hartford Small Company HLS Fund	$1,650,000
Hartford SmallCap Growth HLS Fund	$121,000
Hartford Stock HLS Fund	$5,560,500
Hartford Value Opportunities HLS Fund	$60,500
Hartford Value HLS Fund	$33,000

TOTAL:	$55,000,000

     H. Respondents shall maintain the undertakings enumerated in paragraphs 35(a)-(b).
     I. Respondents shall comply with the undertakings enumerated in paragraphs 36(a)-(j).

By the Commission.

Nancy M. Morris
Secretary